STEPP LAW GROUP

A Professional Corporation

32 Executive Park, Suite 105

Irvine, California 92614

Telephone: (949) 660-9700

Facsimile:   (949) 660-9010

July 20, 2006

Micron Enviro Systems, Inc.

789 West Pender Street

Suite 1205

Vancouver, British Columbia V6C 1H2

Attn:  Negar Towfigh

Re:  Registration Statement on Form S-8

Dear Ms. Towfigh:

As special counsel to Micron Enviro Systems, Inc., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding the issuance by the Company to (i) Bernard McDougall, President and a director of the Company of 1,500,000 shares of the Company’s common stock, and (ii) Stephen Amdahl, a director of the Company, of 1,500,000 shares of the Company’s common stock. For the purposes of this letter, those 3,000,000 shares shall be referred to and defined as the “Shares”.  We have been informed and, therefore, believe that the Shares will be registered for issuance by the provisions of that certain Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), (the "Registration Statement"). As special counsel to the Company and for purposes of responding to that request, we have relied upon information provided by representatives of the Company for purposes of this opinion (the “Information”).  We have been informed and, therefore, believe that the Shares will be issued by the Company pursuant to the provisions of (i) the Company’s 2006 Non-Qualified Stock Option Plan (the “Plan”) and (ii) Non-Qualified Stock Option Agreements by and among Mr. McDougall and Mr. Amdahl, on the one hand, and the Company, on the other hand (the “Agreements”).

Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion. In furnishing the opinion specified in this letter, we confirm that we have relied upon our review of the Information, which relates to the (i) transactions pursuant to

Micron Enviro Systems, Inc.

July 20, 2005

which the Shares were issued and (ii) status of (a) the Company and (b) its common stock.

We confirm that we have assumed, without investigation, (i) the truthfulness and veracity of the Information; (ii) the genuineness of all signatures to all documents included in the definition of the Information; (iii) the legal capacities of all persons who executed those documents; (iv) the appropriate authorization and valid execution by all parties to those documents; (v) that those documents are free from any form of fraud, misrepresentation, duress, and criminal activity; (vi) the conformity of the originals of those documents to those copies thereof which were submitted to us; and (vii) the appropriate delivery and acceptance of those documents by all parties thereto. As to any material facts relating to the opinion specified in this letter which we did not verify independently, we confirm that we have relied upon representations of representatives of the Company, which are included in the definition of the Information. Solely for purpose of the opinion specified in this letter, you should assume that our investigation has been, and will continue to be, limited exclusively to that information that we believe is necessary to furnish that opinion.

Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the (i) Registration Statement, (ii) Plan, and (iii) Agreements, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable laws of each state and other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued, and non-assessable.  We express no opinion as to noncompliance with the laws of any particular jurisdiction in which the Shares may be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transactions contemplated by this letter.

We expressly disclaim any obligation to inform you of any facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion specified in this letter. We confirm that we render no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, or any portion thereof.  The opinion specified in this letter is expressly limited to the matters specified in this letter, and we make no opinion, express or implied, as to any other matters relating to the Company or its securities.

The opinion specified in this letter is furnished solely for your benefit regarding the transactions specified in this letter.  The opinion specified in this letter supersedes in its entirety any previous opinion from us regarding the subject matter of this letter.

Micron Enviro Systems, Inc.

July 20, 2006

We consent to the use of this letter as an exhibit to the Registration Statement.

This opinion (i) is addressed solely to you, (ii) relates only to matters of United States federal securities law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, and (iii) may not be relied upon for any other purpose whatsoever.  Nothing in this letter shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth in this letter.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each particular jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW GROUP

a professional corporation

/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.

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